Exhibit 1.05

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8632 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Launches its Enterprise Complaint and Feedback Management Solution in India

CDC Respond To Help Government and Businesses in India Comply with Regulations While
Enhancing Customer Satisfaction

HONG KONG, ATLANTA, Feb. 05, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced the launch of CDC Respond, its enterprise complaint (ECM) and feedback management solution (EFM), for the India market. The solution is being marketed and sold in India by CDC CRM Solutions, CDC Software’s local franchise partner, and is aimed at helping governmental and business organizations comply with a variety of government and industry regulations, as well as promoting higher levels of customer satisfaction.

CDC Respond for India directly addresses many of the requirements of India’s Right to Information (RTI) Act, which allows citizens of India to request public government records and information and provides other information, such as time frames for responses and penalties for delays. CDC Respond also helps manage complaints for businesses regulated by agencies like the Insurance Regulatory and Development Authority (IRDA), the Reserve Bank of India (RBI), and the Telecom Regulatory Authority of India (TRAI), among others, as well as for large Indian enterprises that need to manage an increasing number of active consumers who demand higher levels of customer satisfaction.

For several years, CDC Respond has been helping enterprises throughout North America and Europe comply with industry regulations, enhance their customer retention, promote customer loyalty and improve profitability. CDC Respond has been widely used by numerous U.K. governmental organizations that need to comply with the British Freedom of Information Act and other U.K. regulations, which have served as models for several pieces of Indian legislation.

CDC Respond was designed specifically to improve the problem resolution process by capturing and analyzing complaints and customer and employee feedback. CDC Respond also delivers process and service improvements through timely and accurate root-cause analysis which gives critical insight into organizational performance – both good and bad. This analysis can then be used to help optimize efficiency, change processes, and retrain staff, or for other initiatives that may effectively enhance both the company’s performance and a customer’s experience.

CDC Respond was developed and is expected to be supported at CDC Software’s offices in Bangalore, India. Nagaraja Prakasam, managing director of CDC Software’s Bangalore center, said, “We are excited about the launch of CDC Respond in India, especially at a time when the country’s regulatory framework is requiring both governmental and private organizations to service consumer/public complaints and feedback or their requests for information. Our Bangalore operations continue to serve as a major development center for CDC Software and are expected to also offer 24 hour local support for our CDC Respond customers in India as it currently does now for its other global customers. With this comprehensive infrastructure, we expect our CDC Respond solution and related services and support to be a very attractive offering for customers here.”

“We believe the product is well-suited for India’s business and regulatory environment and has already been effectively used by numerous U.K. organizations that have been complying with regulations similar to what India has adopted in recent years,” said Alan MacLamroc, Global Chief Product and Technology Officer, CDC Software. “On another level, CDC Respond enhances CRM systems with innovative and comprehensive functionality that helps an organization improve customer satisfaction and the overall customer experience, all of which promotes long-term customer loyalty and helps improve profitability.”

According to Vinod Ganesh Ram, COO, CDC CRM Solutions, CDC Software’s franchise partner in India, “Until recently. structured and automated handling of complaints or feedback was virtually unheard of in the Indian market, but is becoming more of a necessity as the market matures and customers start becoming more aware of their rights. All of these new regulations require prompt compliance from government and businesses and has led to a new market which holds great potential. By leveraging these opportunities created by the RTI Act, and other regulatory requirements, we expect CDC that Respond will be well received in this market.”

CDC CRM Solutions is part of the CDC Software Franchise Partner Program. This program funds CDC Software’s investments through majority or minority stakes in strategic partners located in high growth geographies that include Latin America, India, China, and Eastern Europe. CDC Software’s investment in these companies helps facilitate the expansion of its global distribution footprint, and also helps franchise partners grow their businesses. CDC Software’s franchise partners have operations in China, India, Argentina, Brazil, Chile, Ecuador, Venezuela, Colombia, Mexico, and Europe.

About CDC Respond

CDC Respond is one of the leading suite of complaint and feedback management applications designed specifically to help improve the customer experience. The solution helps organizations to extend and improve customer service capabilities to front-line staff, while providing extensive management information to drive change and improve business practices. The solution also helps deliver cost reductions, improved levels of service, and increased efficiency, customer satisfaction and profitability. For more information about CDC Respond, please visit: www.cdcrespond.com.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs regarding legislation and regulations in India and trends related thereto, our beliefs regarding the market potential and customer acceptance of CDC Respond, our beliefs regarding CDC Respond’s ability to meet the needs of the India market, our beliefs regarding the functionality, benefits, results of use, utility, suitability for certain purposes and ease of use of our CDC Respond products, our beliefs regarding the commencement of sales and marketing efforts for CDC Respond in India and the timing thereof, our beliefs regarding the continuation and profitability of our relationship with CDC CRM Solutions, Inc. and other comments we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including, among others: the conditions of the India market; the continued ability of CDC Respond to address industry-specific requirements of companies in key vertical industries; demand for and market acceptance of new and existing enterprise complaint and feedback management solutions; and development of new functionalities which would allow our customers to compete more effectively and changes in the type of information required to compete in their respective industries Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.